EXH\IBIT (h)(2)

The following resolutions were duly adopted by the Board of Directors and have not been modified or rescinded:

WHEREAS, the Manager has agreed to waive fees and/or reimburse operating expenses to the extent necessary to limit total operating expenses (other than interest, brokerage commissions, taxes, extraordinary expenses and deferred organizational expenses) to the amounts set forth in the materials presented at and described at this meeting, subject to recapture as described below; therefore as to each listed class of each Series be it

RESOLVED, that the Board approves and agrees to such arrangement, subject to the following:

•

That these arrangements will continue until December 31, 2013, unless modified or terminated prior to that date by agreement of the Manager and the Board, and may be terminated at any time after that date without Board agreement;

•	That the arrangement may be modified by the Manager, without Board agreement, to decrease total annual operating expenses of a Class or Series at any time;

•

That the Manager is permitted to recapture amounts waived or reimbursed to a Series (pursuant to fee limitations, but not pursuant to flat fixed basis point waivers) within three years after the day on which the Manager earned the fee or incurred the expense if the Series’ Class’s total annual operating expenses have fallen to a level below the limit referenced above; and

•

That in no case will the Manager recapture any amount that would result, on any particular business day of the Series, in a Series’ Class’s total annual operating expenses exceeding the limit referenced above or any other lower limit then in effect.

; and be it

FURTHER RESOLVED, that the officers of the Fund, be, and the same hereby are, authorized to update the Prospectus and Statement of Additional Information, with such amendments or applicable filings to include such other revisions as said officers may deem appropriate in light of the foregoing resolutions; and be it

FURTHER RESOLVED, that the officers of the Fund, be, and each of them hereby is, authorized, empowered and directed to take all actions and to execute all documents necessary to give full effect to the foregoing resolutions in such manner or such forms as the officer or officers shall approve in his or her, or their, discretion, in each case as conclusively evidenced by his, her or their actions or signatures.

The information below is drawn from the materials presented at and described at the meeting referenced in the foregoing resolutions.

Fund	Name of Class	Expense Limit	Expense Limit Expiration Date
Western Asset Asian Opportunities Fund	A	1.30	12/31/13
	C	2.05	12/31/13
	FI	1.25	12/31/13
	I	0.90	12/31/13
	IS	0.80	12/31/13
	R	1.50	12/31/13
Western Asset Core Bond Fund	A	0.90	12/31/13
	C	1.65	12/31/13
	FI	0.85	12/31/13
	I	—	—
	IS	0.45	12/31/13
	R	1.15	12/31/13
Western Asset Core Plus Bond Fund	A	0.90	12/31/13
	C	1.65	12/31/13
	FI	0.85	12/31/13
	I	—	—
	IS	0.45	12/31/13
	R	1.15	12/31/13
Western Asset Global Multi-Sector Fund	A	1.25	12/31/13
	C	2.00	12/31/13
	FI	1.20	12/31/13
	I	0.85	12/31/13
	IS	0.75	12/31/13
	R	1.45	12/31/13
Western Asset High Yield Fund	A	1.05	12/31/13
	C	1.80	12/31/13
	FI	1.00	12/31/13
	I	—	—
	IS	0.65	12/31/13
	R	1.30	12/31/13
Western Asset Inflation Indexed Plus Bond Fund	A	0.90	12/31/13
	C	1.65	12/31/13
	FI	0.85	12/31/13
	I	—	—
	IS	—	—

	R	1.15	12/31/13
Western Asset Intermediate Bond Fund	A	0.90	12/31/13
	C	1.65	12/31/13
	FI	0.85	12/31/13
	I	—	—
	IS	0.45	12/31/13
	R	1.15	12/31/13
Western Asset Limited Duration Bond Fund	A	0.85	12/31/13
	C	1.60	12/31/13
	FI	0.80	12/31/13
	I	0.55	12/31/13
	IS	0.45	12/31/13
	R	1.10	12/31/13
Western Asset Non-U.S. Opportunity Bond Fund	A	0.95	12/31/13
	C	1.70	12/31/13
	FI	0.90	12/31/13
	I	0.65	12/31/13
	IS	0.55	12/31/13
	R	1.20	12/31/13
Western Asset Total Return Unconstrained Fund	A	1.25	12/31/13
	C	2.00	12/31/13
	FI	1.20	12/31/13
	I	0.95	12/31/13
	IS	0.85	12/31/13
	R	1.50	12/31/13